Exhibit 99.1

FOR RELEASE, Thursday, December 19, 2013	For Further Information Contact:
5:30 a.m. Pacific Standard Time	Katoiya Marshall, Investor Relations Contact
(310) 893-7446 or kmarshall@kbhome.com
Susan Martin, Media Contact
(310) 231-4142 or smartin@kbhome.com
KB HOME REPORTS 2013 FOURTH QUARTER AND FULL YEAR RESULTS
Fourth Quarter Net Income Increases to $28.1 Million or $.31 Per Share
Revenues Advance to $618.5 million; Backlog Value Grows to $682.5 Million
LOS ANGELES (December 19, 2013) — KB Home (NYSE: KBH), one of the nation’s largest and most recognized homebuilders, today reported results for its fourth quarter and fiscal year ended November 30, 2013. Highlights and developments include the following:
Three Months Ended November 30, 2013

•
Total revenues rose 7% to $618.5 million from $578.2 million for the year-earlier quarter, as double-digit increases in each of the Company’s Southwest, Central and Southeast homebuilding regions were partly offset by a decrease in its West Coast homebuilding region.

◦
Homes delivered decreased 4% from the fourth quarter of 2012 to 2,038 homes, reflecting a decline in deliveries from the Company’s West Coast homebuilding region that was partially offset by increases in each of the Company’s other three homebuilding regions.

◦
The overall average selling price grew to $301,100, up 11% from the year-earlier quarter, extending the Company’s trend of year-over-year increases. The increase in the average selling price reflected the Company’s ongoing investment in higher-performing, choice locations in land constrained growth markets that feature higher household incomes and demand for larger home sizes, as well as incremental revenues generated through lot premiums, options and upgrades, and generally favorable housing market conditions.

▪
Each of the Company’s homebuilding regions posted a higher average selling price compared to the year-earlier quarter. Average selling price increases ranged from 10% in the Company’s Southeast homebuilding region to 29% in its West Coast homebuilding region.

•	The Company’s homebuilding operating income of $47.0 million increased from $15.6 million for the year-

earlier quarter. As a percentage of homebuilding revenues, operating income improved by 490 basis points to 7.6%, compared to 2.7% for the 2012 fourth quarter.

◦
The housing gross profit margin expanded by 420 basis points to 17.9% from 13.7% for the year-earlier quarter. The current quarter housing gross profit margin included an $8.5 million charge associated with water intrusion-related repairs at certain of the Company’s communities in central and southwest Florida, inventory impairment charges of $.4 million, and land option contract abandonment charges of $2.9 million. In the fourth quarter of 2012, the housing gross profit margin included charges of $5.2 million for inventory impairments, $.4 million for land option contract abandonments, and $2.6 million for water intrusion-related repairs in central and southwest Florida.

▪	Excluding the above-mentioned charges, the Company’s adjusted housing gross profit margin expanded by 470 basis points to 19.8% for the current quarter from 15.1% for the year-earlier quarter.

◦
Selling, general and administrative expenses as a percentage of housing revenues were 10.3%, compared to 11.0% in the year-earlier quarter. The Company’s current quarter selling, general and administrative expenses included the reversal of a previously established accrual of $8.2 million due to a favorable court decision.

•
Interest expense increased to $21.6 million from $16.0 million in the year-earlier quarter due to the inclusion of a $10.4 million loss on the early extinguishment of debt in the current quarter, partly offset by an increase in the amount of interest capitalized associated with a larger amount of qualifying assets.

•	The Company’s financial services operations generated pretax income of $3.1 million, which was up slightly from the year-earlier quarter.

•	Net income increased to $28.1 million, or $.31 per diluted share, compared to $7.7 million, or $.10 per diluted share, in the fourth quarter of 2012.

◦	Income tax expense totaled $.2 million, compared to an income tax benefit of $5.3 million in the year-earlier quarter.
Twelve Months Ended November 30, 2013

•	Revenues rose to $2.10 billion, up 34% from $1.56 billion for the prior year.

•	Homes delivered increased 14% to 7,145 homes, up from 6,282 homes in 2012.

•	The overall average selling price of $291,700 rose $45,200, or 18%, from $246,500 in 2012.

•
Homebuilding operating income improved significantly to $92.1 million, increasing by $112.4 million from an operating loss of $20.3 million in 2012. As a percentage of homebuilding revenues, operating income improved by 570 basis points to 4.4%, compared to an operating loss of 1.3% for 2012.

◦	The increase in homebuilding operating income reflected both a higher housing gross profit margin and improvement in the Company’s selling, general and administrative expense ratio.

▪
The Company’s housing gross profit margin improved by 270 basis points to 16.7% from 14.0% for the prior year. The adjusted housing gross profit margin expanded to 18.4%, up 490 basis points from 13.5% for 2012.

▪	Selling, general and administrative expenses as a percentage of housing revenues improved by 300 basis points to 12.3% from 15.3% in 2012.

•	The Company’s financial services operations posted pretax income of $10.2 million for the twelve months ended November 30, 2013, compared to $10.9 million for the year-earlier period.

•
Net income of $40.0 million, or $.46 per diluted share, increased by $99.0 million from a net loss of $59.0 million, or $.76 per diluted share, for the year ended November 30, 2012. The 2013 results included an income tax benefit of $1.6 million, compared to an income tax benefit of $20.1 million in 2012 that reflected the resolution of federal and state tax audits.

◦	This marked the first time the Company has generated full-year net income since 2006.
Backlog and Net Orders

•	Potential future housing revenues in backlog at November 30, 2013 increased to $682.5 million, up 10% from $618.6 million at November 30, 2012.

◦
The number of homes in the Company’s backlog was 2,557 at November 30, 2013, essentially flat compared to 2,577 at November 30, 2012, although projected housing gross profit margins in backlog were higher year over year.

•	The overall value of net orders for the 2013 fourth quarter was $481.7 million, up 5% from $459.3 million in the year-earlier quarter.

◦	Three of the Company’s four homebuilding regions reported year-over-year growth in net order value, with increases ranging from 27% in the Southeast region to 72% in the Southwest region.

•	The Company generated 1,556 net orders in the fourth quarter of 2013, essentially even with the year-earlier quarter.

◦
Net orders were up in each of the Company’s homebuilding regions, with the exception of its West Coast homebuilding region, which experienced a year-over-year decrease largely as a result of the Company’s ongoing strategic operational shift within the region toward coastal submarkets, the sell-out of older communities and delays in new community openings.

◦
The fourth quarter cancellation rate as a percentage of gross orders was 36% in 2013, compared to 35% in 2012. As a percentage of beginning backlog, the fourth quarter cancellation rate was 29% in 2013 and 26% in 2012.

Balance Sheet

•	Cash, cash equivalents and restricted cash totaled $572.0 million at November 30, 2013, compared to $424.9 million at August 31, 2013 and $567.1 million at November 30, 2012.

◦
The Company’s cash, cash equivalents and restricted cash at November 30, 2013 increased by $147.1 million from August 31, 2013 primarily due to the net proceeds received from the issuance of $450 million of 7.00% senior notes due 2021, which were partly offset by the retirement of $215 million in aggregate principal amount of certain of the Company’s senior notes due in 2014 and 2015 through a combination of purchases made pursuant to applicable tender offers and redemptions, as well as investments in inventories.

▪	The Company had no borrowings outstanding under its $200 million unsecured revolving credit facility as of November 30, 2013.

•	Inventories increased to $2.30 billion at November 30, 2013 from $1.71 billion at November 30, 2012.

◦
Land and land development investments rose to $1.14 billion for the twelve months ended November 30, 2013 from $564.9 million for the year-earlier period, reflecting the Company’s ongoing investments in land positions across the country.

◦	As a result of the significant land acquisition activity in 2013, the number of lots owned or controlled increased to 61,095 at November 30, 2013, up 37% from 44,752 at November 30, 2012.

•	The Company’s debt balance totaled $2.15 billion at November 30, 2013, compared to $1.94 billion at August 31, 2013 and $1.72 billion at November 30, 2012.

◦
The debt balance at November 30, 2013 increased from August 31, 2013 as a result of the capital markets and senior note retirement transactions completed during the quarter. These transactions provided additional cash to enhance the Company’s financial strength and liquidity and support future growth.

◦	The Company’s next scheduled debt maturity is in 2015, when $199.9 million of its 6 1/4% senior notes become due.
Management Comments
“Our fourth quarter results provided a solid finish to 2013 with both revenues and profits up from the prior year,” said Jeffrey Mezger, president and chief executive officer. “We also posted full-year net income for the first time in several years. These results reflect the positive momentum within our business throughout 2013 that delivered measurably improved financial performance, with higher revenues and better bottom-line results in each quarter of the year. The catalyst for this progress has been an ongoing strategic shifting of our operations to higher-performing markets across the country. The favorable impact of this approach was most evident in California, where our average selling price for the quarter increased 29% from a year ago to $524,200. Our results for the fourth quarter and full year reinforce our belief that we have the right strategies in place to create long-term value for our stockholders as the housing recovery progresses.”
“Looking forward, we believe we are well positioned operationally and financially for 2014,” continued Mezger. “We enter the new fiscal year with a strong land portfolio that supports our plans for community count growth as the substantial investments we have made in land and land development convert to open communities. In addition, we will continue to execute on our key growth initiatives, making investments in desirable land positions, optimizing our selling prices and sales pace in each community to generate higher revenues, and leveraging our growth platform and the efficiencies of our operational business model to enhance profitability.”
Earnings Conference Call
The conference call on the fourth quarter 2013 earnings will be broadcast live TODAY at 8:30 a.m. Pacific Standard Time, 11:30 a.m. Eastern Standard Time. To listen, please go to the Investor Relations section of the Company’s website at www.kbhome.com.
About KB Home
KB Home is one of the largest and most recognized homebuilding companies in the United States. Since its founding in 1957, the Company has built more than half a million quality homes. KB Home’s signature Built to Order™ approach lets each buyer customize their new home from lot location to floor plan and design features. In addition to meeting strict ENERGY STAR® guidelines, all KB homes are highly energy efficient to help lower monthly utility costs for homeowners, which the Company demonstrates with its proprietary KB Home Energy Performance Guide® (EPG®). A leader in utilizing state-of-the-art sustainable building practices, KB Home was named the #1 Green Homebuilder in the most recent study by Calvert Investments and the #1 Homebuilder on FORTUNE magazine’s 2011 World’s Most Admired Companies list. Los Angeles-based KB Home was the first homebuilder listed on the New York Stock Exchange, and trades under the ticker symbol “KBH.” For more information about KB Home’s new home communities, call 888-KB-HOMES or visit www.kbhome.com.
Forward-Looking and Cautionary Statements
Certain matters discussed in this press release, including any statements that are predictive in nature or concern future market and economic conditions, business and prospects, our future financial and operational performance, or our future actions and their expected results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and projections about future events and are not guarantees of future performance. We do not have a specific policy or intent of updating or revising forward-looking statements. Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. The most important risk factors that could cause our actual performance and future events and actions to differ materially from such forward-looking statements include, but are not limited to the following: general economic, employment and business conditions; population growth, household formations and demographic trends; adverse market conditions, including an increased supply of unsold homes, declining home prices and greater foreclosure and short sale activity, among other things, that could negatively affect our consolidated financial statements, including due to additional impairment or land option contract abandonment charges, lower revenues and operating and other losses; conditions in the capital, credit and financial markets (including residential consumer mortgage lending standards, the availability of residential consumer mortgage financing and mortgage foreclosure rates); material prices and availability; labor costs and availability; changes in interest rates; inflation; our debt level, including our ratio of debt to total capital, and our ability to adjust our debt level, maturity schedule and structure and to access the equity, credit, capital or other financial markets or other external financing sources, including raising capital through the public or private issuance of common stock, debt or other securities, and/or project financing, on favorable terms; our compliance with the terms and covenants of our revolving credit facility; weak or declining consumer confidence, either generally or specifically with respect to purchasing homes; competition for home sales from other sellers of new and resale homes, including lenders and other sellers of homes obtained through foreclosures or short sales; weather conditions, significant natural disasters and other environmental factors; government actions, policies, programs and regulations directed at or affecting the housing market (including the Dodd-Frank Act, tax credits, tax incentives and/or subsidies for home purchases, tax deductions for residential consumer mortgage interest payments and property taxes, tax exemptions for profits on home sales, programs intended to modify existing mortgage loans and to prevent mortgage foreclosures and the standards, fees and size limits applicable to the purchase or insuring of mortgage loans by government-sponsored enterprises and government agencies), the homebuilding industry, or construction activities; decisions regarding federal fiscal and monetary policies, including those relating to taxation, government spending, interest rates and economic stimulus measures; the availability and cost of land in desirable areas; our warranty claims experience with respect to homes previously delivered and actual warranty costs incurred, including our warranty claims and costs experience at certain of our communities in Florida; legal or regulatory proceedings or claims; our ability to use/realize the net deferred tax assets we have generated; our ability to successfully implement our current and planned strategies and initiatives with respect to product, geographic and market positioning (including our efforts to expand our inventory base/pipeline with desirable land positions or interests at reasonable cost and to expand our community count, open additional new home communities for sales and sell higher-priced homes and more design options, and our operational and investment concentration in markets in California), revenue growth, asset optimization, asset activation, local field management and talent investment, and overhead reduction and cost management; consumer traffic to our new home communities and consumer interest in our product designs and offerings, particularly from higher-income consumers; cancellations and our ability to realize our backlog by converting net orders to home deliveries; our home sales and delivery performance, particularly in key markets in California; the manner in which our homebuyers are offered and whether they are able to obtain residential consumer mortgage loans and mortgage banking services, including from our preferred mortgage lender, Nationstar Mortgage; the performance of Nationstar Mortgage as our preferred mortgage lender; the ability of Home Community Mortgage to become operational in all of our served markets as and by the time currently anticipated; information technology failures and data security breaches; and other events outside of our control. Please see our periodic reports and other filings with the Securities and Exchange Commission for a further discussion of these and other risks and uncertainties applicable to our business.

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(Tables Follow)
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KB HOME
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Twelve Months and Three Months Ended November 30, 2013 and 2012
(In Thousands, Except Per Share Amounts)

	Twelve Months		Three Months
	2013	2012	2013	2012
Total revenues	$2,097,130	$1,560,115	$618,531	$578,201
Homebuilding:
Revenues	$2,084,978	$1,548,432	$614,574	$574,377
Costs and expenses	(1,992,894)	(1,568,688)	(567,598)	(558,815)
Operating income (loss)	92,084	(20,256)	46,976	15,562
Interest income	792	518	163	155
Interest expense	(62,690)	(69,804)	(21,617)	(15,989)
Equity in loss of unconsolidated joint ventures	(2,007)	(394)	(349)	(357)
Homebuilding pretax income (loss)	28,179	(89,936)	25,173	(629)
Financial services:
Revenues	12,152	11,683	3,957	3,824
Expenses	(3,042)	(2,991)	(807)	(754)
Equity in income (loss) of unconsolidated joint ventures	1,074	2,191	(7)	(17)
Financial services pretax income	10,184	10,883	3,143	3,053
Total pretax income (loss)	38,363	(79,053)	28,316	2,424
Income tax benefit (expense)	1,600	20,100	(200)	5,300
Net income (loss)	$39,963	$(58,953)	$28,116	$7,724
Basic earnings (loss) per share	$.48	$(.76)	$.33	$.10
Diluted earnings (loss) per share	$.46	$(.76)	$.31	$.10
Basic average shares outstanding	82,630	77,106	83,742	77,103
Diluted average shares outstanding	91,559	77,106	93,784	78,282

KB HOME
CONSOLIDATED BALANCE SHEETS
(In Thousands)

	November 30, 2013	November 30, 2012
Assets
Homebuilding:
Cash and cash equivalents	$530,095	$524,765
Restricted cash	41,906	42,362
Receivables	75,749	64,821
Inventories	2,298,577	1,706,571
Investments in unconsolidated joint ventures	130,192	123,674
Other assets	107,076	95,050
	3,183,595	2,557,243
Financial services	10,040	4,455
Total assets	$3,193,635	$2,561,698

Liabilities and stockholders’ equity
Homebuilding:
Accounts payable	$148,282	$118,544
Accrued expenses and other liabilities	356,176	340,345
Mortgages and notes payable	2,150,498	1,722,815
	2,654,956	2,181,704
Financial services	2,593	3,188
Stockholders’ equity	536,086	376,806
Total liabilities and stockholders’ equity	$3,193,635	$2,561,698

KB HOME
SUPPLEMENTAL INFORMATION
For the Twelve Months and Three Months Ended November 30, 2013 and 2012
(In Thousands)

	Twelve Months		Three Months
	2013	2012	2013	2012
Homebuilding revenues:
Housing	$2,084,103	$1,548,432	$613,699	$574,377
Land	875	—	875	—
Total	$2,084,978	$1,548,432	$614,574	$574,377

	Twelve Months		Three Months
	2013	2012	2013	2012
Costs and expenses:
Construction and land costs
Housing	$1,736,320	$1,332,045	$503,676	$495,816
Land	766	—	766	—
Subtotal	1,737,086	1,332,045	504,442	495,816
Selling, general and administrative expenses	255,808	236,643	63,156	62,999
Total	$1,992,894	$1,568,688	$567,598	$558,815

	Twelve Months		Three Months
	2013	2012	2013	2012
Interest expense:
Interest incurred	$138,653	$122,379	$36,397	$33,105
Loss on early extinguishment of debt	10,448	10,278	10,448	—
Interest capitalized	(86,411)	(62,853)	(25,228)	(17,116)
Total	$62,690	$69,804	$21,617	$15,989

	Twelve Months		Three Months
	2013	2012	2013	2012
Other information:
Depreciation and amortization	$7,204	$4,638	$1,988	$1,341
Amortization of previously capitalized interest	87,414	78,630	24,471	29,721

KB HOME
SUPPLEMENTAL INFORMATION
For the Twelve Months and Three Months Ended November 30, 2013 and 2012

	Twelve Months		Three Months
	2013	2012	2013	2012
Average sales price:
West Coast	$467,800	$388,300	$524,200	$405,400
Southwest	237,500	193,900	252,500	219,500
Central	198,900	170,100	209,800	179,500
Southeast	233,900	206,200	241,200	219,900
Total	$291,700	$246,500	$301,100	$270,700

	Twelve Months		Three Months
	2013	2012	2013	2012
Homes delivered:
West Coast	2,179	1,945	521	765
Southwest	738	683	193	170
Central	2,841	2,566	876	843
Southeast	1,387	1,088	448	344
Total	7,145	6,282	2,038	2,122

	Twelve Months		Three Months
	2013	2012	2013	2012
Net orders:
West Coast	1,915	2,166	371	619
Southwest	756	663	188	140
Central	3,027	2,697	663	485
Southeast	1,427	1,177	334	313
Total	7,125	6,703	1,556	1,557

	November 30, 2013		November 30, 2012
	Backlog Homes	Backlog Value	Backlog Homes	Backlog Value
Backlog data (dollars in thousands):
West Coast	420	$206,308	684	$248,790
Southwest	201	50,858	183	40,206
Central	1,335	279,424	1,149	204,473
Southeast	601	145,899	561	125,157
Total	2,557	$682,489	2,577	$618,626

KB HOME
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
For the Twelve Months and Three Months Ended November 30, 2013 and 2012
(In Thousands, Except Percentages)
This press release contains, and Company management’s discussion of the results presented in this press release may include, information about the Company’s adjusted housing gross profit margin which is not calculated in accordance with generally accepted accounting principles (“GAAP”). The Company believes this non-GAAP financial measure is relevant and useful to investors in understanding its operations, and may be helpful in comparing the Company with other companies in the homebuilding industry to the extent they provide similar information. However, because the adjusted housing gross profit margin is not calculated in accordance with GAAP, this measure may not be completely comparable to other companies in the homebuilding industry and, thus, should not be considered in isolation or as an alternative to the operating and financial performance measures prescribed by GAAP. Rather, this non-GAAP financial measure should be used to supplement its respective most directly comparable GAAP financial measure in order to provide a greater understanding of the factors and trends affecting the Company’s operations.
Adjusted Housing Gross Profit Margin
The following table reconciles the Company’s housing gross profit margin calculated in accordance with GAAP to the non-GAAP financial measure of the Company’s adjusted housing gross profit margin:

	Twelve Months		Three Months
	2013	2012	2013	2012
Housing revenues	$2,084,103	$1,548,432	$613,699	$574,377
Housing construction and land costs	(1,736,320)	(1,332,045)	(503,676)	(495,816)
Housing gross profits	347,783	216,387	110,023	78,561
Add: Inventory impairment and land option contract abandonment charges	3,581	28,533	3,297	5,621
Water intrusion-related charges	31,959	2,576	8,481	2,576
Less: Warranty adjustments	—	(11,162)	—	—
Insurance recoveries	—	(26,534)	—	—
Adjusted housing gross profits	$383,323	$209,800	$121,801	$86,758
Housing gross profit margin as a percentage of housing revenues	16.7%	14.0%	17.9%	13.7%
Adjusted housing gross profit margin as a percentage of housing revenues	18.4%	13.5%	19.8%	15.1%
Adjusted housing gross profit margin is a non-GAAP financial measure, which the Company calculates by dividing housing revenues less housing construction and land costs before inventory impairment and land option contract abandonment charges, water intrusion-related charges, warranty adjustments and insurance recoveries (as applicable) associated with housing operations recorded during a given period, by housing revenues. The most directly comparable GAAP financial measure is housing gross profit margin. The Company believes adjusted housing gross profit margin is a relevant and useful financial measure to investors in evaluating the Company’s performance as it measures the gross profits the Company generated specifically on the homes delivered during a given period and enhances the comparability of housing gross profit margin between periods. This financial measure assists management in making strategic decisions regarding product mix, product pricing and construction pace. The Company also believes investors will find adjusted housing gross profit margin relevant and useful because it represents a profitability measure that may be compared to a prior period without regard to variability of charges for inventory impairment and land option abandonment charges, water intrusion-related charges, warranty adjustments and insurance recoveries.